Exhibit 99.1

Chelsea Therapeutics Granted Approval to Change the Primary Endpoint and Increase

Enrollment in Droxidopa Pivotal Study 301

Top-line Data Expected in Third Quarter 2010

Chelsea Management to Host Conference Call Today at 10:00 AM EST

CHARLOTTE, NC, December 15, 2009 - Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announces that the FDA has agreed to allow the company to modify the primary endpoint and enroll an additional 24 patients in Study 301, a pivotal Phase III study of Droxidopa for the treatment of symptomatic neurogenic orthostatic hypotension (NOH).

The primary endpoint of the trial will now be the relative mean change in the Orthostatic Hypotension Questionnaire (OHQ) composite score between Droxidopa and placebo. The OHQ composite score is a single endpoint that reflects the average of the composite orthostatic hypotension symptom assessment (OHSA) score and the composite orthostatic hypotension daily activities scale (OHDAS) score. The FDA agreed that the revised primary endpoint reflects a more comprehensive global assessment of the clinical benefit of Droxidopa for the treatment of symptomatic NOH in primary autonomic failure, a heterogeneous population consisting of patients suffering from Parkinson’s Disease (PD), multiple system atrophy (MSA) and pure autonomic failure (PAF) and would therefore be suitable for supporting a symptomatic claim.

To further de-risk the study and maximize the potential significance of the outcome, Chelsea has decided to increase the power of the study to greater than 80% by randomizing an additional 24 patients into Study 301. The company plans to reopen enrollment at select North American centers. Based on discussions with study investigators, historical rates of recruitment and the total patient requirement, Chelsea anticipates that Study 301 will complete enrollment by the end of the second quarter 2010, allowing for top-line study data in the third quarter of 2010.

The FDA confirmed that while Study 302, which failed to achieve statistical significance using only item 1 of the OHSA as a primary endpoint, and so could not be used as a pivotal study, it did provide valuable information about the benefits of Droxidopa. Both the safety and efficacy data from this study will be considered to be a supportive part of future regulatory filings. Further, the agency indicated that the number of patients already enrolled in Chelsea’s pivotal program would be sufficient to support an NDA in this indication.

The FDA has, however, also recommended that Chelsea submit a confirmatory study to support an NDA filing. The FDA indicated that such a study could be contained to a small, highly enriched, homogeneous patient population. The FDA also suggested Chelsea utilize an innovative design with the option to include multiple crossovers, wherein each patient serves as his or her own control, minimizing individual patient variability.

Based on these recommendations, Chelsea will to initiate a new clinical trial, Study 306, early in 2010. While final study protocols are still being finalized, the company anticipates that a prospective study would seek to evaluate the efficacy of Droxidopa in approximately 35-45 PD patients with symptomatic NOH using the OHQ score as the primary endpoint. The company anticipates that a trial of this scope could be completed by the end of 2010, allowing for an NDA filing in early 2011.

“The results of Study 302, our first Phase III study of Droxidopa in NOH, provided a wealth of useful data supporting the clinical efficacy of Droxidopa and the utility of the OHQ as a comprehensive measure of disease activity,” commented Dr. Simon Pedder, President and CEO of Chelsea Therapeutics. “Modifying the primary endpoint to the more global OHQ composite score substantially increases the likelihood that Study 301 will capture the full therapeutic benefit of Droxidopa in symptomatic NOH. Based on the results from Study 302, particularly our recent subgroup analysis of PD patients, we are confident that we can achieve a statistically significant outcome to support our NDA filing in a smaller confirmatory study in PD patients.”

Conference Call Today at 10:00 AM EST

Chelsea will discuss the changes to its Droxidopa registration program in NOH today, December 15, 2009, at 10:00 AM Eastern Time. Interested investors may participate in the conference call by dialing (866) 818-1395 (domestic) or (703) 639-1379 (international). A replay will be available for one week following the call by dialing 888-266-2081 for domestic participants or 703-925-2533 for international participants and entering passcode 1421550 when prompted. Participants may also access both the live and archived webcast of the conference call on Chelsea’s web site at www.chelseatherapeutics.com.

About Droxidopa

Droxidopa, the lead investigational agent in Chelsea Therapeutics’ broad pipeline, is currently in Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure - a group of diseases that includes Parkinson’s disease, multiple systems atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa is also being studied for the treatment of fibromyalgia in an ongoing phase II trial and completed a phase II trial in intradialytic hypotension (IDH) study with positive results.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, Droxidopa, is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-

4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include our need to raise operating capital, our history of losses, risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates Droxidopa and CH-1504, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing and reliance on key personnel including specifically Dr. Pedder.

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Investors:	Media:
Kathryn McNeil	Sean Leous
Chelsea Therapeutics	Hill & Knowlton
718-788-2856	212-885-0549
mcneil@chelseatherapeutics.com	sean.leous@hillandknowlton.com